EXHIBIT 99.1

BIOLASE Receives SEC Guidance on Revenue Recognition Question

SAN CLEMENTE, Calif., Aug. 29 /PRNewswire-FirstCall/ — BIOLASE Technology, Inc. (Nasdaq: BLTIE), announced today that, based upon guidance from the Securities and Exchange Commission received on August 28, the Company will amend previously issued financial statements to account for timing differences in revenue recognition. Accordingly, prior-period financial statements will be adjusted to recognize revenue when payment was actually received rather than when products were shipped. While this will reduce revenue and earnings for prior periods, the Company expects the effect of these changes will be offset by a one-time positive impact on third quarter 2003 revenue and earnings, and that there will not be any impact thereafter, because BIOLASE has now modified the language in question in its purchase order forms to allow revenue recognition upon shipment.

The Company plans to file an amended Form 10-K for 2002, which will restate revenue for 2000-2002, and amended Form 10-Q’s for the quarters ended March 31, 2002 through March 31, 2003.

Jeffrey W. Jones, BIOLASE President and CEO, stated, “We are simply glad to put this matter behind us and move on. The timing of the issue was unfortunate in that it has delayed our public offering. We will also incur heavier than normal professional fees, which we are estimating will be less than $500,000, in the third quarter as a result of our efforts to resolve this matter. However, this issue has not affected the economic fundamentals of our business. As soon as these changes to our filings are made, we intend to complete the registration process and our public offering as planned.”

On August 7, 2003, BIOLASE announced that it would seek guidance from the SEC regarding the accounting effect of certain language in the Company’s purchase order forms. Under a recent review of the Company’s standard purchase orders, a technical question arose as to whether or not revenue should be recognized upon shipment, which has been the Company’s historical practice, or when payment is received from customers.

The Company could not file its quarterly report on Form 10-Q for the quarter ended June 30, 2003 until the amended filings, if found to be necessary, could be made. Timely filing of reports is required by Nasdaq Marketplace Rule 4310(c)(14). As a result, following standard administrative procedures, the Company received a Nasdaq staff determination on August 22, 2003 that it may be subject to delisting from the Nasdaq Stock Market. The Company has requested a hearing before a Nasdaq Listing Qualification Panel to review the staff determination. The Company has prepared the amended filings and is submitting them to its independent accountants and therefore expects that, before the hearing is scheduled, the Company will have filed its quarterly report on Form 10-Q for the quarter ended June 30, 2003 and amended prior period reports and become current in its reporting obligations. The Company therefore expects that it will have met all Nasdaq requirements.

Until the restatements are completed, the financial information contained in the reports previously filed with the SEC for the previously stated periods should not be relied upon, including reports of the Company’s independent accountants for these periods.

About BIOLASE

BIOLASE Technology, Inc. ( http://www.biolase.com ) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase system, is the best selling dental laser system. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The company also offers the LaserSmile system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening. In May 2003, the company acquired the American Dental Laser product line, including the Diolase and Pulsemaster systems, which can be used for common soft tissue procedures.

Cautionary Statement

This press release may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof and are based upon the information available to us now. Such information is subject to change and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

The important factors which could cause actual results to differ materially from those in the forward-looking statements include, among others, a downturn or leveling off of demand for our products, the loss of a key distributor, the effectiveness of our expense and product cost control efforts, the availability and pricing of competing products and technologies, intellectual property disputes and other factors detailed in BIOLASE’s filings with the Securities and Exchange Commission including its prior filings on Form 10-K and Form 10-Q.